EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-69503 of Washington Mutual, Inc. on Form S-8 of our report dated February 19, 2002 (March 1, 2002, as to Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001), appearing in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2001.

Seattle, Washington
August 23, 2002